Exhibit 8(j)

Participation Agreement American Funds Insurance Series

FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is entered into as of this 1st day of May 2009 among Transamerica Financial Life Insurance Company, (the “Company”) a life insurance company organized under the laws of the State of New York (on behalf of itself and certain of its separate accounts); AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts, and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware.

WITNESSETH:

WHEREAS, the Company proposes to issue, now and in the future, certain multi-manager variable contracts that provide certain funds (the “Funds” and each, a “Fund”) of the Series as investment options (the “Contracts”);

WHEREAS, the Company has established pursuant to Iowa insurance law one or more separate accounts (each, an “Account”) for purposes of issuing the Contracts;

WHEREAS, the Company has registered or will register certain variable life insurance contracts under the 1933 Act or will not register the contracts in proper reliance on an exemption from registration under the 1933 Act; and

WHEREAS, the Company has registered or will register each Account as a unit investment trust under the 1940 Act or alternatively, has properly relied on an exclusion of the 1940 Act; and

WHEREAS, the Contracts, which are or will be registered (unless exempt from such registration) by the Company with the Commission for offer and sale, will be in material compliance with all applicable laws prior to being offered for sale;

WHEREAS, the Series has received a “Mixed and Shared Funding Order” from the Commission granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund;

WHEREAS, certain Funds listed in Attachment A to this Agreement will serve as certain of the underlying investment mediums for the Contracts; and

WHEREAS, CRMC is the investment adviser for the Series.

NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, the Company, the Series and CRMC hereby agree as follows:

1. The Series and CRMC each represents and warrants to the Company that: (a) a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the Commission in the form previously delivered to the Company, and copies of any and all amendments thereto will be forwarded to the Company at the time that they are filed with the Commission; (b) the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts; and (c) the Series’ registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the “Prospectus”) shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Series by the Company expressly for use therein.

2. The Series will furnish to the Company such information with respect to the Series in such form and signed by such of its officers as the Company may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct. The Series will advise the Company immediately of: (a) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceeding for that purpose; (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Contracts or the Series of which it becomes aware; or (c) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

3. The Series will use best efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Series as may reasonably be necessary for use as the funding vehicle for the Contracts.

4. The Series agrees to make Class 2 shares of the Funds listed on Attachment A hereto available to the Contracts. The Company will be entitled to a Rule 12b-1 service fee paid by the Series and to be accrued daily and paid monthly at an annual rate of 0.25% of the average daily net assets of the Class 2 shares of each Fund attributable to the Contracts for personal services and account maintenance services for Contract owners with investments in subaccounts corresponding to the Class 2 shares of each Fund (each, a “Subaccount”) for as long as the Series’ Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 plan”) remains in effect. Fund shares to be made available to Accounts for the Contracts shall be sold by the Series and purchased by the Company for a given Account at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) next computed after receipt of each order by the Series or its designee, as established in accordance with the provisions of the then current Prospectus of the Series. For purposes of this Paragraph 4, the Company shall be a designee of the Series for receipt of such orders from each Account (but not with respect to any Fund shares that may be held in the general account of the Company), and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such order by 9:00 a.m. Eastern time on the following Business Day (“Next Business Day”). “Business Day” shall mean any day on which the New York Stock Exchange (“NYSE”) is open for trading and on which the Series calculates the net asset values of one or more classes of shares of the Funds pursuant to the rules of the Securities and Exchange Commission (the “Commission”). The Series will make the shares of each class of each Fund available indefinitely for purchase at the applicable net asset value per share by the Company and its Accounts on those days on which the Series calculates the net asset values of each such class pursuant to the rules of the Commission, and the Series shall use its best efforts to calculate such net asset values on each day on which the NYSE is open for trading. The Series shall make the net asset value per share for each class of each Fund available to the Company on a daily basis as soon as reasonably practical after the Series calculates such net asset values per share, and the Series shall use its best efforts to make such net asset values per share available by 6:30 p.m. Eastern time via the NSCC Profile I platform. In the event the Series is unable to make the 6:30 p.m. deadline stated herein, it shall provide additional time for the Company to place orders for the purchase and redemption of shares. Such additional time shall be equal to the additional time which the Series takes to make the closing net asset value available to the Company. CRMC and the Series shall report to the Company any material error in the calculation or reporting of the net asset values, dividends or capital gain information as soon as practicable upon discovery. The Series and CRMC are responsible for calculating and maintaining net asset values for each class of each Fund in accordance with the requirements of the 1940 Act and the Series’ then current Prospectus. Payments for shares purchased and redeemed will be made in federal funds transmitted via the NSCC Fund/SERV DCC & S platform to the Company on the Next Business Day following the Company’s receipt of the order (unless the Series determines and so advises the Company that payment for shares purchased is unnecessary as sufficient proceeds are available from redemption of shares of other Funds effected pursuant to redemption requests tendered by the Company), and the Company and the Fund shall each use commercially reasonable efforts to transmit (or cause to be transmitted) funds to the other, for the purpose of settling net purchase orders or orders of redemption, by 3:00 p.m. Eastern time on such Business Day. Upon receipt of federal funds so transmitted via the NSCC Fund/SERV DCC & S platform, such funds shall cease to be the responsibility of the sender and shall become the responsibility of the recipient. Notwithstanding any provision of this Agreement to the contrary, for purchase and redemption instructions with respect to any shares, Company and the Series will settle the purchase and redemption transactions referred to herein via the NSCC Fund/SERV platform settlement process on the next Business Day following the effective trade date. The Series will provide to Company a daily transmission of positions and trading activity taking place in the Accounts. Notwithstanding the foregoing, to the extent instructions cannot be transmitted via the NSCC Fund/SERV platform, Company shall notify the Series , and such instructions shall be either (i) transmitted via facsimile or (ii) resubmitted via the NSCC Fund/SERV platform by no later than 9:00 a.m. Eastern time on Trade Date + 1.

Any purchase or redemption request for Fund shares held or to be held in the Company’s general account shall be effected at the closing net asset value per share next determined after the Fund’s receipt of such request, provided that, in the case of a purchase request, payment for Fund shares so requested is received by the Series in federal funds prior to close of business for determination of such value, as defined from time to time in the Series Prospectus.

The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series deems it appropriate and in the best interests of the Series or in response to the order of an appropriate regulatory authority. The Company reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or subaccount thereof.

5. The Contracts funded through each Account will provide for the allocation of net amounts among certain Subaccounts for investment in shares of a class of the Funds as may be offered from time to time in the Contracts. The selection of the particular Subaccount is to be made by the Contract owner and such selection may be changed in accordance with the terms of the Contracts.

6. Transfer of the Series’ shares will be by book entry only. No stock certificates will be issued to the Account. Shares ordered from a particular Fund will be recorded by the Series as instructed by the Company in an appropriate title for the corresponding Account or Subaccount.

7. The Series shall furnish notice promptly to the Company of any dividend or distribution payable on any shares underlying Subaccounts. The Company hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Subaccount in additional shares of that Fund. The Series shall notify the Company of the number of shares so issued. The Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

8. The Series shall redeem for cash its shares in accordance with the terms of its then current Prospectus. For purposes of this Paragraph 8, the Company shall be a designee of the Series for receipt of requests for redemption from each Account, and receipt by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such request for redemption by 9:00 a.m. Eastern time on the Next Business Day. The Company shall purchase and redeem the shares of Funds offered by the then current Prospectus of the Series in accordance with the provisions of such Prospectus.

9. The Series shall pay all expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase for the Account. The Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series’ shares subject to this Agreement. The Series will provide the Company, at least once a year, with enough copies of its Statement of Additional Information to be able to distribute one to each Contract owner or prospective Contract owner who requests such Statement of Additional Information.

With respect to any prospectus and annual and semi-annual reports (the “Reports”) of the Series that are printed in combination with any one or more such Reports of other investment options for the Contracts (the “Booklet”), the Series shall bear the costs of printing and mailing the Booklet to existing Contract owners based on the ratio of the number of pages of the Series’ Reports included in the Booklet to the number of pages in the Booklet as a whole.

10. The Company shall bear the expenses for the cost of preparation and delivery of Series prospectuses (and supplements thereto) to be sent to prospective Contract owners. The Series shall provide, at its expense, such documentation (in camera-ready or other mutually agreeable form) and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the prospectus for the Series is amended), and twice each year in the case of the annual and semi-annual shareholder reports, to have the prospectus or prospectuses, and the annual and semi-annual shareholder reports for the Contracts and the Series, printed together in one or more documents (such printing to be done at the Company’s expense with respect to prospective investors).

11. The Company represents and warrants to the Series that any information furnished in writing by the Company to the Series for use in the registration statement of the Series will not result in the registration statement’s failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

12. CRMC and AFD represent and warrant to the Company and Transamerica Capital, Inc. (the “Distributor”) that any information furnished in writing by CRMC or AFD to the Company and the Distributor for use in the registration statements for the Contracts will not result in the registration statement’s failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

13. The Company, CRMC and the Series represent and warrant that they are in compliance with and will continue to comply with the relevant terms of the Gramm-Leach Bliley Act, the rules and regulations promulgated thereunder, and the relevant state privacy and data protection laws and regulations applicable to the gathering, processing, storing and transmitting of information which is covered by such laws and regulations.

14. The Company and its affiliates shall make no representations concerning the Series’ shares except those contained in the then current Prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series’ Prospectus, in information published on the Series’ or CRMC’s internet site, or in materials approved by AFD, as provided in the Business Agreement in effect among the Company, the Distributor, AFD and CRMC dated as of May 1, 2009 (the “Business Agreement”).

15. CRMC and its affiliates shall make no representations concerning the Contracts except those contained in the then current Prospectus of the Contracts, in such printed information subsequently issued on behalf of the Contracts, in information published on the Company’s internet site, or in materials approved by the Company or the Distributor, as provided in the Business Agreement.

16. Shares of the Series may be offered to separate accounts of various insurance companies in addition to the Company. The Series represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”). The Series represents, warrants and covenants that each Fund will comply with the diversification requirements of Section 817. The Series also represents, warrants and covenants to maintain each Fund’s qualification as a “regulated investment company” (“RIC”) under the Code. The Series will provide the Company with securities holdings reports for each Fund within ten days after each calendar quarter.

17. The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contract owners participating in one or more Funds might, at some time, be in conflict. Each party shall report to the other party any potential or existing conflict of which it becomes aware. The Board of Trustees of the Series shall promptly notify the Company of the existence of irreconcilable material conflict and its implications. If such a conflict exists, the Company will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contract owners will not be required to bear such expenses.

The Series hereby notifies the Company that it may be appropriate to include in the Prospectus pursuant to which a Contract is offered disclosure regarding the risks of mixed and shared funding.

18. The Series, CRMC or their designee shall furnish to the Company each Fund’s current performance figures no later than five (5) business days following the end of each month.

19. The Company agrees to indemnify and hold the Series harmless against, any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Series may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of the Company’s: (a) making untrue statements of material facts or omitting material facts in a Contract’s registration statement, prospectus, statement of additional information, semi-annual or annual reports to Contract owners and sales literature for the Contracts; (b) making untrue statements of material facts that the Series includes in the same materials of the Series, provided that Series relies on information supplied by the Company; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by the Company with respect to the sale of the Contracts or Fund shares; and (d) breaching this Agreement or a representation or warranty.

20. The Series and CRMC each agrees to indemnify and hold the Company harmless against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Company may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of the Series’, or CRMC’s: (a) making untrue statements of material facts or omitting material facts in the Series’ registration statement, prospectuses or statements of additional information, semi-annual and annual reports to shareholders, and sales literature; (b) making untrue statements of material facts that the Series includes in its materials, provided the Company relies on information supplied by the Series; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by the Series with respect to the sale of the Contracts or Fund shares or the operation of the Series or a Fund; (d) failure of the Series to comply with any Fund’s investment objectives, policies and restrictions; and (e) breaching this Agreement or a representation or warranty, including, but not limited to, the representations, warranties and covenants in Section 13.

21. The Company shall be responsible for assuring that the Account calculates pass-through voting privileges of Contract owners in a manner consistent with the method of calculating pass-through voting privileges set forth in the current Contract.

22. The Series and CRMC will comply in all material respects with all provisions of the 1940 Act requiring voting by shareholders.

23. The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement will terminate:

(a)	by mutual agreement at any time; or

(b)	any party at any time upon sixty days’ written notice to the other parties; or

(c)	at the option of the Company, CRMC or the Series upon ten calendar days’ prior written notice to the other party if a final non-appealable administrative or judicial decision is entered against the other party which has a material impact on the Contracts;

(d)	at the option of the Company, upon ten calendar days’ prior written notice, if shares of the Series are not reasonably available;

(e)	at the option of the Company, immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the Code, or if the Board of the Series terminates the 12b-1 plan; or

(f)	in the event the Series’ shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the Contracts issued or to be issued by the Company; in such event prompt notice shall be given by the Company or the Series to the other party.

(g)	at the Company’s option by written notice to AFD and/or CRMC if the Company shall determine in its sole judgment exercised in good faith, that either AFD or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

(h)	at the option of AFD or CRMC by written notice to the Company if AFD or CRMC shall determine in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice.

24. All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:

Transamerica Financial Life Insurance Company

570 Carillon Parkway

St. Petersburg, Florida 33716

Attention: Dennis P. Gallagher

Facsimile No.: (727) 299-1832

If to Series:

American Funds Insurance Series

333 S. Hope Street, 55th Floor

Los Angeles, California 90071

Attention: Michael J. Downer, Senior Vice President

Facsimile No.: (213) 486-9041

with a copy to:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, California 90071

Attention: Kenneth R. Gorvetzian, Senior Vice President and Senior Counsel,

    Fund Business Management Group

Facsimile No.: (213) 486-9041

If to CRMC:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention: Michael J. Downer, Senior Vice President and Legal Counsel,

    Fund Business Management Group, and Secretary

Facsimile No.: (213) 486-9041

with a copy to:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, California 90071

Attention: Kenneth R. Gorvetzian, Senior Vice President and Senior Counsel,

    Fund Business Management Group

Facsimile No.: (213) 486-9041

25. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.

26. If this Agreement terminates, the Series, at the Company’s option, will continue to make additional shares of the Series available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contract owners), unless the Series liquidates or applicable laws prohibit further sales. The Company agrees not to redeem shares unless: (i) the Agreement is terminated pursuant to Section 18(e) or 18(f); (ii) legitimately required to do so according to a Contract owner’s request; or (iii) under an order from the Commission or pursuant to a vote of Contract owners.

27. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, the Company and the Account agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction. Notwithstanding the foregoing, if the Company seeks satisfaction for any liability of the Series in respect of this Agreement, the Company (on behalf of itself or any Account) may seek recourse against CRMC.

28. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

29. This Agreement and the parties’ rights, duties and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other parties hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

30. The following Paragraphs shall survive any termination of this Agreement: 4, 17, 18, 22-28.

31. Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, the NASD and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby. Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the state Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the insurance operations of the Company are being conducted in a manner consistent with the state insurance regulations and any other applicable law or regulations.

32. This Agreement (along with the Business Agreement) constitutes the entire agreement among the parties pertaining to the Contracts, and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof. If there should be any conflict between the terms of this Agreement and those of the Business Agreement, the terms of the Fund Participation Agreement shall govern.

33. No waiver of any provision nor consent to any exceptions to the terms of this Agreement shall be effective unless that waiver or consent is executed in writing by the parties and then only for the specific purpose, extent and instance so provided.

34.The provisions of this Agreement are severable. Should any provision hereof be held unlawful or invalid by any competent authority, the remainder of the Agreement shall remain in full force and effect.

(Signatures on following page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY, on behalf of itself and each Account,

By:	/s/ Steven R. Shepard
Name:	Steven R. Shepard
Title:	Vice President

AMERICAN FUNDS INSURANCE SERIES, by Capital Research and Management Company, its investment adviser,

By:	/s/ Steven L. Koszalka
Name:	Steven L. Koszalka
Title:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Michael J. Downer
Name:	Michael J. Downer
Title:	Senior Vice President and Secretary

Attachment A

American Funds Insurance Series:

Asset Allocation Fund

Bond Fund

Growth Fund

Growth-Income Fund

International Fund

Name of Separate Account and Date Established by Board of Directors*:	Contract Funded by Separate Account:
Separate Account VA GNY April 3, 2007	Flexible Premium Variable Annuity – L, under the marketing name “Transamerica Investor Choice Annuity”

*	Certain group retirement products will not be covered under this agreement.